Exhibit 1.1

ARTICLES OF INCORPORATION TIM PARTICIPAÇÕES S.A.

CHAPTER I
COMPANY DESCRIPTION

Art. 1 - TIM PARTICIPAÇÕES S.A. is a listed corporation, governed by these Articles of Incorporation and by the applicable laws.

Art. 2 - The purpose of the Company is to:

I.	control providers of telecommunications services, including mobile telephone services and others, in their respective authorization and/or concession areas;
II.	promote, through its controlled or affiliated companies, the expansion and implementation of mobile telephone services in their respective concession and/or authorization areas;
III.	promote, effect or direct the procurement of funds from internal and internal sources to be invested by the Company or its controlled companies;
IV.	promote and foster study and research activities for the development of the mobile telephone services industry;
V.	provide specialized technical mobile telecommunications services through controlled or affiliated companies;
VI.	promote, foster and coordinate, through controlled or affiliated companies, the education and training of the staff required by the mobile telephone services industry;
VII.	effect or cause the importation of goods and services for the controlled or affiliated companies;
VIII.	engage in any other activities related or akin to its purpose; and
IX.	hold interest in other companies.

Art. 3 - The registered office and domicile of the Company is at Rua Comendador Araújo, 299, Curitiba, Paraná, CEP 80420-000; upon resolution of its Board of Directors, the Company may open and close branches and offices anywhere in Brazil or abroad.

Art. 4 - The duration of the Company is perpetual.

CHAPTER II
CAPITAL

Art. 5 - The subscribed and fully-paid capital amounts to one billion, four hundred and seventy-two million, seventy-four thousand, five hundred and twenty-four reals, ninety seven cents (R$1.472.074.524,97), represented by eight hundred and seventy-nine billion, five hundred and seventy-six million, seven hundred and ninety-five thousand, four hundred and twenty-six (879,576,795,426) shares of stock, of which two hundred and ninety-nine billion, six hundred and ten million, seven hundred and eighty-four thousand, nine hundred and twenty-eight (299,610,784,928) are common shares and five hundred and seventy-nine billion, nine hundred and sixty-six million, ten thousand, four hundred and ninety-eight (579,966,010,498) are preferred shares, all of them being registered, no par-value shares.

Art. 6 - The Company may increase the capital upon resolution of the Board of Directors, irrespective of an amendment hereto, up to a limit of one trillion, four hundred billion (1,400,000,000,000) shares, either common or preferred.

Sole Paragraph – Within the limits of the authorized capital stated in the above paragraph, the Company may grant share options to its officers, employees or individuals rendering services to the Company or to its controlled companies, in compliance with the plan adopted by the Shareholders’ Meeting.

Art. 7 - The capital is represented by no-par-value common and preferred shares of stock; there is no obligation of keeping a ratio between them in capital increases, except as otherwise provided by the law or hereby.

Art. 8 - The Shareholders’ Meeting may cancel the preemptive right in the issue of shares, convertible debentures and subscription bonuses, which shall be placed by:

I.	public subscription or public trading;
II.	exchange for shares of stock in a tender bid for the controlling interest, pursuant to arts. 257 and 263 of the Brazilian Corporate Law;
III.	use of tax incentives, as provided in the applicable special law.

Art. 9 - Every common share carries one vote in the Shareholders’ Meeting resolutions.

Art. 10 - Preferred shares carry no vote, except in the case provided in the sole paragraph of article 13 hereof; they are ensured the following seniority or advantages:

a)	seniority in capital refund, without any premium;

b)	payment of a minimum, non-cumulative dividend of six percent (6%) per year over the amount resulting from the division of the subscribed capital by the total number of shares of Company stock;

Paragraph One: Preferred shareholders are ensured the right to receive, every year, a dividend on their shares corresponding to three percent (3%) of their share equity, as stated in the last approved balance sheet, whenever the dividend determined by this criterion is higher than the dividend calculated by applying the criterion set forth in the head paragraph of this article.

Paragraph Two – Preferred shares shall be voting in the event the Company ceases paying the minimum dividends provided above for three (3) consecutive years, and shall retain such right until the full payment, in the event such dividends are non cumulative, or until the cumulative dividends in arrears are paid, all pursuant to para. 1, article 111 of Law 6.404/76.

Art. 11 – The shares of Company stock shall be uncertified and shall be kept in a depository institution on behalf of their owners. The depository institution may charge shareholders for the cost of transferring their shares, as provided in article 35, para. 3 of Law 6.404/76.

CHAPTER III

SHAREHOLDERS’ MEETING

Art. 12 – The Shareholders’ Meeting is the ruling body of the Company, with authority to decide on all business concerning its purpose and take the action deemed convenient to protect and develop the Company.

EXCLUSIVE POWERS

Art. 13 – The following are exclusive powers of the Shareholders’ Meeting :

I.	to amend the Articles of Incorporation;

II.	to authorize the issue of debentures and convertible debentures or their sale, if they are treasury debentures, and also authorize the sale of any convertible debentures issued by controlled companies the Company may own; the Company may vest on the Board of Directors the authority to determine the term and conditions of the maturity, amortization or redemption; the interest payment terms and conditions; profit-sharing and reimbursement premium, if any; and the placement or subscription method; as well as the type of debentures;

III.	to decide on the appraisal of property given by shareholders to pay up capital;

IV.	to decide on the Company's transformation, merger, take-over and split-up; its dissolution and liquidation; to appoint and remove liquidators and appreciate their accounts

V.	to authorize the Company to provide guarantees to third parties, excluding the controlled companies;

VI.	to stay the rights of shareholders not current with their duties under the law or these Articles;

VII.	to elect and remove, at any time, the members of Board of Directors and the members of the Statutory Audit Committee;

VIII.	to determine the global or individual remuneration of the members of the Board of Directors, Executive Officers and members of the Statutory Audit Committee;

IX.	to receive every year the accounts and appreciate the financial statements submitted by the management;

X.	to decide whether the Company shall file a civil liability suit against the management for losses in assets, as provided in art. 159 of the Brazilian Corporate Law;

XI.	to authorize the sale of all or part of the shares in a controlled company;

XII.	to decide to increase the capital stock by means of subscription of new shares, as provided in the sole paragraph of art. 6 and when the limit of the authorized capital has been attained;

XIII.	to decide on the issue of any other securities in Brazil or abroad, in particular the issue of shares and subscription bonuses, in compliance with the laws and the provisions hereof;

XIV.	to authorize the trading of stock and other securities;

XV.	to approve in advance the execution of any agreements with a duration exceeding twelve (12) months between the Company or its controlled companies, on the one side, and the controlling shareholder or companies controlled, affiliated or under control or the controlling companies of the latter, or parties related to the Company, on the other side, except when those agreements are governed by uniform clauses.

Sole Paragraph - Without prejudice to the provision under para. 1, art. 115 of Law 6.404/76, the owners of preferred shares shall have a vote on the shareholders’ meeting decisions mentioned in item XV of this article, as well as on those concerning the amendment or cancellation of the following provisions of these Articles:

I.	item XV of art. 13;

II.	sole paragraph of art. 14; and

III.	art. 43.

Art. 14 - The Shareholders’ Meeting shall be convened by the Board of Directors, represented by its Chairman, and may also be convened as provided under the sole paragraph of art. 123 of Law 6.404/76.

Sole Paragraph - In the hypotheses provided under art. 136 of Law 6404/76, the first call to the Shareholders’ Meeting shall be made at least thirty (30) days in advance, and the second call at least eight (8) days in advance.

Art. 15 - The Shareholders’ Meeting shall be called to order by the Company's Chief Executive Officer or by an expressly appointed proxy, with specific authority therefore and shall then elect the meeting officers, namely a chairman and a secretary, chosen among the shareholders present.

Sole Paragraph - The evidence of shareholder status shall comply with article 126 of Law 6404/76; owners of uncertified or deposited shares shall deposit with the Company's main office, no later than two (2) working days before the shareholders’ meeting, their identity document and respective proxy, when needed, and the receipt/statement issued by the depository institution, issued no later than five (5) working days before the shareholders’ meeting.

Art. 16 - The Shareholders’ Meeting transaction of business and resolutions shall be recorded in minutes, signed by the meeting officers and the shareholders present representing, at least the majority required for passing decisions.

Paragraph 1 - The minutes shall be recorded as an abstract of the facts, including disagreements and challenges.

Paragraph 2 - Except as otherwise decided by the Meeting, the minutes shall be published without the shareholders' signatures.

Art. 17- Every year, in the first four months following the end of the fiscal year, a regular Shareholders’ Meeting shall be convened to:

I.	receive the management accounts; examine, discuss and vote on the financial statements;

II.	decide on the destination of the net income for the year and the distribution of dividends; and

III.	elect the members of the Statutory Audit Committee and, when applicable, the Directors.

Art. 18 - A Special Shareholders’ Meeting shall be convened whenever the Company interests so require.

CHAPTER IV

COMPANY MANAGEMENT

SECTION I
GENERAL

Art. 19 - The Company shall be managed by the Board of Directors and by the Executive Officers.

Paragraph 1 - The Board of Directors, a collegial decision organ, shall carry out the high management of the Company.

Paragraph 2 - The Executive Officers are the Company 's representative and executive organ, and each one of them shall act within his/her respective scope of authority.

Paragraph 3 - The statutory duties and powers vested by law on each management organ cannot be assigned to another.

Art. 20 - Managers are installed by signing the respective installation records in the Board of Directors or Executive Officers Meeting Minutes Book, as the case might be.

Art. 21 - The Company managers shall adopt the “Policy of Disclosure and Use of Information and of Securities Trading” Manual, by signing the respective Affidavit of Commitment.

Art. 22 - The managers' term of office shall be three (3) years. Reelection is allowed.

Sole Paragraph – The managers' term of office shall be considered extended until their elected successors are installed.

SECTION II

BOARD OF DIRECTORS

Art. 23 – In addition to the duties provided by law, the Board of Directors is charged with:

I.	approving the Company's annual budget, as well as that of its controlled companies, in addition to the goals action plan and business strategy plan for the period covered by the budget;
II.	deciding on the Company's capital increase up to the authorized limit, as provided in article 6 hereof.
III.	authorizing the issue of commercial papers;
IV.	deciding, when so empowered by the Shareholders’ Meeting, on the conditions for the issue of debentures, as provided in paragraph 1, article 59 of Law 6.404/76;
V.	authorizing the sale of treasury debentures, including convertible debentures issued by the Company;
VI.	authorizing the purchase of Company shares, for the purposes of cancellation or holding them as treasury shares for later sale;
VII.	approving the purchase or sale by the Company of its interest in other companies, except in the case provided in item XI of article 13 hereof;
VIII.	authorizing the swap of shares and other securities convertible into shares issued by the controlled companies;
IX.	authorizing the sale or encumbrance of any of the Company’s permanent assets the individual book value of which exceeds one hundred thousand reals (R$100.000,00); the Senior Management of the Company may decide on such operations up to a maximum of one million, two hundred thousand reals (R$ 1.200.000,00) per year;

X.	approving in advance any short-term agreements, with a term equal to or below twelve (12) months, between the Company or its controlled companies, and the controlling shareholder or controlled, affiliated, under common control or holding companies of the latter, or companies in any way related to the Company;
XI.	authorizing the purchase of permanent assets items the individual value of which surpasses two per cent (2%) of the Company's shareholders' equity stated in the last annual Balance Sheet;
XII.	authorizing the waiving of preemptive rights to shares, convertible debentures or subscription bonus issued by its controlled companies;
XIII.	authorizing the granting of collateral or personal security by the Company in behalf of third parties or controlled companies;
XIV.	authorizing the performance of free acts, for the benefit of employees or the community, in view of the Company's social responsibilities; the provision of guaranties to employees in the case of interstate and/or intercity transfers does not depend on advance approval by the Board of Directors;
XV.	approving loans, financing, and lease agreements and the issue of promissory notes to an amount exceeding two per cent (2%) of the Company's shareholders' equity, as well as that of its controlled companies;
XVI.	authorizing investment in new ventures or the opening of a subsidiary;
XVII.	deciding on the approval of a Depositary Receipts program;
XVIII.	submitting to the approval of the Shareholders’ Meeting any business or operation included among those mentioned in item XV, article 13 hereof;
XIX.	authorizing the Company, its controlled and affiliate companies to execute, amend or cancel Shareholders' Agreements;
XX.	approving the Company's supplementary pension plan and collective agreements;
XXI.	approving the Board of Directors rules of conduct;
XXII.	approving any Executive Officers' proposal concerning the Company's Bylaws and its organizational chart, including the scope of authority and specific duties of its Executive Officers;
XXIII.	apportioning the total remuneration set forth by the Shareholders’ Meeting among the Company Directors and Executive Officers, determining their individual remuneration;
XXIV.	establishing the guidelines for Company proxies' vote in the Shareholders’ Meetings of its controlled or affiliated companies;
XXV.	electing and removing, at any time, the Executive Officers, including the Chief Executive Officer, determining their specific duties in compliance with the provisions of these Articles, and also approving the creation of new Executive Officer positions, as the case might be, the assignment of other duties to Executive Officers and any other changes in the number and duties of the Executive Officers;
XXVI.	appointing the Company's representatives in the management of the companies in which it holds an interest;
XXVII.	carrying out any other activities assigned to it by the Shareholders’ Meeting;
XXVIII.	approving the hiring of external consultants by the Company; and
XXIX.	deciding the cases not provided for herein and performing other duties not assigned to another Company organ by law or by these Articles.

Art. 24 - The Board of Directors shall have three (3) to 05 (five) members, including the Chairman.

Art. 25 - The Directors shall be elected by the Shareholders’ Meeting that shall also appoint the Chairman among them.

Paragraph 1 - A Director shall have a spotless reputation; except as waived by the Shareholders’ Meeting, the following may not be elected: (1) those who hold positions in companies that might be considered Company competitors; (2) those who have or represent an interest conflicting with that of the Company. A Director shall not be able to exercise the right to vote in the case those same impediments supervene.

Paragraph 2 - Pursuant to Article 115, of Lei 6.404/76, the right to vote for the election of the Directors shall not be exercised in the circumstances where there is a conflict of interest with that of the Company.

Paragraph 3 - A Director shall not have access to information nor attend a Board of Directors meeting concerning matters in which he/she has or represents an interest conflicting with that of the Company.

Paragraph 4 - In the case of a vacancy in the Board of Directors, the remaining Directors shall appoint an alternate among them to fill in the vacancy until the first Shareholders’ Meeting.

Art. 26 - The Board of Directors shall meet regularly every quarter and whenever called for a special meeting by its Chairman or by two (2) Directors; every meeting shall be recorded in minutes.

Paragraph 1 – The call notices shall be sent by mail, telegram or facsimile, delivered at least seven (7) days in advance, except in the cases of evident urgency, at the sole discretion of the Chairman of the Board. The call notice shall specify the agenda.

Paragraph 2 – The members of the Board are authorized to participate through video and/or audio conferences.

Art. 27 - The Board of Directors decisions shall be passed by majority vote, with the majority of the Directors present. The Chairman shall issue the instruments embodying those decisions, when applicable.

Sole Paragraph – In any case, the Board of Directors meetings shall have minutes signed by the presents.

SECTION III
EXECUTIVE OFFICERS

Art. 28 - The Executive Officers, who may or may not be shareholders themselves, shall total a minimum of two (2) and a maximum of eight (8), and shall have the following titles: I -Chief Executive Officer, II - Chief Financial Officer; III – Chief Business Officer; IV – Chief Supplies Officer; V – Chief Human Resources Officer; VI – Chief Legal Officer; VII – Chief Southern Region Officer; VIII – Chief Northeastern Region Officer. All Executive Officers shall be elected for a three-year term of office by the Board of Directors, which may remove them at any time, reelection being allowed. The Chief Financial Officer shall also perform the duties of Chief Investor Relations Officer.

Paragraph 1 - In the case of a vacant Executive Officer position, the Board of Directors shall elect a new Executive officer or an alternate to fill it in for the unexpired term of office.

Paragraph 2 - In the absence or temporary incapacity of any Officer, an alternate shall be appointed by the Chief Executive Officer or, in the event of his incapacity, by majority decision of the Executive Officers.

Art. 29 – The Directors shall represent the Company before third parties and perform all acts related to its purposes, within their respective scopes of authorities and duties. The Executive Officers shall manage the Company in strict compliance with these Articles and the applicable laws; the Officers shall not perform, jointly or severally, any acts extraneous to the Company purposes.

Art. 30 – The Chief Executive Officer is charged with managing and carrying out the company business, with full powers to practice any and every act and sign any and every document on behalf of the Company severally, within the limits set forth by law and hereby.

Paragraph 1 – The Board of Directors is charged with determining the scope of authority of each one of the other Executive Officers, as well as the value up to which they are authorized to perform acts and sign documents on behalf of the Company.

Paragraph 2 – Without prejudice of the provision of paragraph one hereinabove, any one of the Executive Officers may act severally in matters the value of which does not exceed one hundred thousand reals (R$100.000,00), as well as to represent the company before third parties, including federal, state and local government agencies.

Art. 31 - Observing the provisions contained in these Articles, in particular those of article 30 above, the Company shall be represented and validly bound by the act or signature of: (I) any Executive Officer, acting severally, or (II) one attorney vested with specific authority therefor, as provided in the sole paragraph below.

Sole Paragraph - The powers of attorney granted by the Company shall be always signed by one Executive Officer, acting severally, and within the scope of authority of such Director. The powers of attorney shall specify the powers granted and, except for those for judicial purposes, shall be valid for a maximum of one (1) year. Powers of attorney for business purposes shall not be substituted.

Art. 32 - In addition to the events of death, resignation, removal and others provided by law, a position shall become vacant when the officer fails to sign the installation instrument within thirty (30) days of the election or leaves the position for more than thirty (30) consecutive days or ninety (90) non-consecutive days throughout the term of office, without justification, at the discretion of the Board of Directors.

Paragraph 1 - If a director position becomes vacant, the replacement shall be effected as provided in paragraph four of art. 25 hereof, until the next Shareholders’ Meeting that shall elect the new director to finish the remaining term of office.

Paragraph 2 - In the event two thirds (2/3) of the Board of Directors seats become vacant; the remaining Directors shall immediately convene a Shareholders’ Meeting.

Paragraph 3 - If an executive officer position becomes vacant; the Board of Directors shall elect an alternate to finish the remaining term of office.

Paragraph 4 - Managers may resign from their positions by sending written notice to the organ, which they integrate. The resignation shall be effective from then on before the Company, and before third parties after the notice is filed with the Registry of Commerce and published.

CHAPTER V

STATUTORY AUDIT COMMITTEE

Art. 33 - The Statutory Audit Committee is the organ charged with the surveillance of the company management, and shall be operate permanently.

Art. 34 - The Statutory Audit Committee shall have from three (3) to five (5) members and an equal number of alternates.

Paragraph 1 - The term of office of Statutory Audit Committee members shall end at the first Annual Shareholders’ Meeting following the respective election, reelection being allowed. The members of the Statutory Audit Committee shall remain in office until their successors are installed.

Paragraph 2 - The members of the Statutory Audit Committee, in their first meeting, shall elect their Chairman, charged with effecting that organ's decisions.

Paragraph 3 - The Statutory Audit Committee may request the Company to appoint qualified staff to provide it clerical and technical support.

Paragraph 4 - The provision of article 21 hereof applies to the members of the Statutory Audit Committee.

Art. 35 - The Statutory Audit Committee shall meet regularly every quarter, and specially whenever needed.

Paragraph 1 - The meetings shall be convened by the Chairman of the Statutory Audit Committee or by two (2) of its members.

Paragraph 2 - The Committee resolutions shall be passed by majority vote, the majority of its members being present.

Art. 36 - The members of the Statutory Audit Committee shall be replaced in their absence or incapacity by their respective alternates.

Art. 37 - In addition to the events of death, resignation, removal and others provided by law, a position shall become vacant when the member of the Statutory Audit Committee fails to appear at two (2) consecutive meetings or three (3) non-consecutive meetings in a fiscal year.

Paragraph 1 - In the event a position in the Committee becomes vacant, the replacement shall be effected as provided under art. 36 hereof.

Paragraph 2 - If more than half the positions become vacant and there are no alternates to be called, a Shareholders’ Meeting shall be convened to elect other members.

Art. 38 - The remuneration of the members of the Statutory Audit Committee shall be determined by the Annual Shareholders’ Meeting electing them, and for each acting member it shall not be less than one tenth of the average remuneration paid to each Executive Officer, not counting profit sharing.

Sole Paragraph - The acting alternate shall be entitled to the member's remuneration for the replacement period, counted month by month.

CHAPTER VI

FISCAL YEAR AND FINANCIAL STATEMENTS

Art. 39 - The fiscal year shall last one year, starting on January 1st of each year and ending on the last day of the month of December.

Art. 40 - The Management shall submit to the Annual Shareholders’ Meeting, together with the financial statements, a proposal for employee profit sharing and for the destination of the net income for the year.

Paragraph 1 - The net income shall have the following destination:

a)	Five percent (5%) for the legal reserve, up to twenty percent (20%) of the paid-up capital;

b)	Twenty-five percent (25%) of the net income, restated pursuant to items II and III of art. 202 of Law 6.404/76 shall be distributed as mandatory minimum dividend to all shareholders, respecting the provisions of the next article; such amount shall be increased to meet the amount required to pay the preferred shares priority dividend.

Paragraph 2 - The net income balance not allocated to the payment of the mandatory minimum dividend nor to the preferred shares priority dividend shall be allocated to a supplementary reserve for the expansion of corporate business, not to exceed eighty percent (80%) of the capital. Once that limit is reached, the Shareholders’ Meeting shall decide on the destination of the balance, either distribution to shareholders or capitalization.

Art. 41 - The amount corresponding to the mandatory minimum dividend shall be destined to the payment of the preferred shares priority dividend up to the preference limit; then the owners of common shares shall be paid, up to the same limit of preferred shares; the balance, if any, shall be prorated among all shareholders.

Paragraph 1 - The management may pay or credit interest on capital as provided under paragraph 7, article 9 of Law 9.249/95 of Dec/26/95 and applicable laws and regulations, which can be deducted from the mandatory dividends under article 202 of Law 6.404/76, even when included in the preferred shares minimum dividend.

Paragraph 2 - Dividends not claimed within a period of three (3) months shall revert to the Company.

CHAPTER VII

LIQUIDATION

Art. 42 - The Company shall be liquidated in the cases provided by law, or upon decision of the Shareholders’ Meeting, which shall determine the method of liquidation, elect the liquidator and install the Statutory Audit Committee for the liquidation period, electing its members and determining their respective remuneration.

CHAPTER VIII

GENERAL AND TEMPORARY PROVISIONS

Art. 43 - The approval by the Company, through its representatives, of the merger, split-up, takeover or dissolution of its controlled companies shall be preceded by an economic-financial analysis by an internationally acknowledged independent company, that shall confirm equitable treatment is being provided to all companies involved, the shareholders of which shall be granted ample access to the report on that analysis.

Chairman of the Meeting	Secretary of the Meeting

ESTATUTO SOCIAL
TIM PARTICIPAÇÕES S.A.

CAPITULO I
DAS CARACTERÍSTICAS DA COMPANHIA

Art. 1º - TIM PARTICIPAÇÕES S.A. é uma sociedade por ações, de capital aberto, que se rege pelo presente Estatuto e pela legislação aplicável.

Art. 2º - A Companhia tem por objeto:

I. exercer o controle de sociedades exploradoras de serviços de telecomunicações, incluindo serviços de telefonia móvel celular e outros, nas áreas de suas concessões e/ou autorizações;
II. promover, através de sociedades controladas ou coligadas, a expansão e implantação de serviços de telefonia móvel, em sua respectiva área de concessão e/ou autorizações;
III. promover, realizar ou orientar a captação, em fontes internas e externas, de recursos a serem aplicados pela Companhia ou pelas suas controladas;
IV. promover e estimular atividades de estudos e pesquisas visando ao desenvolvimento do setor de telefonia móvel;
V. executar, através de sociedades controladas ou coligadas, serviços técnicos especializados afetos à área de telefonia móvel;
VI. promover, estimular e coordenar, através de suas sociedades controladas ou coligadas, a formação e o treinamento do pessoal necessário ao setor de telefonia móvel;
VII. realizar ou promover importações de bens e serviços para as suas sociedades controladas e coligadas;
VIII. exercer outras atividades afins ou correlatas ao seu objeto social; e
IX. participar do capital de outras sociedades.

Art. 3º - A Companhia tem sede e foro na Rua Comendador Araújo, 299, Curitiba, Paraná, CEP 80420-000, podendo, por decisão do Conselho de Administração, criar e extinguir filiais e escritórios em qualquer ponto do território nacional e no exterior.

Art. 4º - O prazo de duração da Companhia é indeterminado.

CAPÍTULO II
DO CAPITAL SOCIAL

Art. 5º - O capital social, subscrito e integralizado, é de R$ 1.472.074.524,97 (um bilhão, quatrocentos e setenta e dois milhões, setenta e quatro mil, quinhentos e vinte e quatro reais e noventa e sete centavos), representado por 879.576.795.426 (oitocentos e setenta e nove bilhões, quinhentos e setenta e seis milhões, setecentos e noventa e cinco mil e quatrocentos e vinte e seis) ações, sendo 299.610.784.928 (duzentos e noventa e nove bilhões, seiscentos e dez milhões, setecentos e oitenta e quatro mil e novecentos e vinte e oito) ações ordinárias e 579.966.010.498 (quinhentos e setenta e nove bilhões, novecentos e sessenta e seis milhões, dez mil e quatrocentos e noventa e oito) ações preferenciais, todas nominativas e sem valor nominal.

Art. 6º - A Companhia está autorizada a aumentar seu capital social, mediante deliberação do Conselho de Administração, independentemente de reforma estatutária, até o limite de 1.400.000.000.000 (um trilhão e quatrocentas bilhões) de ações, ordinárias ou preferenciais.

Parágrafo Único – Dentro do limite do capital autorizado de que trata o caput deste artigo, a Companhia poderá outorgar opção de compra de ações a seus administradores, empregados e a pessoas naturais que prestem serviços à Companhia ou a sociedades sob o seu controle, de acordo com o plano aprovado pela Assembléia Geral.

Art. 7 º - O capital social é representado por ações ordinárias e preferenciais, sem valor nominal, não havendo obrigatoriedade, nos aumentos de capital, de se guardar proporção entre elas, observadas as disposições legais e estatutárias.

Art. 8 º - Por deliberação da Assembléia pode ser excluído o direito de preferência para emissão de ações, debêntures conversíveis em ações e bônus de subscrição, cuja colocação seja feita mediante:

I. subscrição pública ou venda em bolsa de valores;
II. permuta por ações em oferta pública de aquisição de controle, nos termos dos arts. 257 e 263 da Lei das S/A;
III. gozo de incentivos fiscais, nos termos de lei especial.

Art. 9º A cada ação ordinária corresponde o direito a um voto nas deliberações da Assembléia Geral.

Art. 10 - As ações preferenciais não têm direito a voto, exceto na hipótese do parágrafo único do artigo 13 deste estatuto, sendo a elas assegurada as seguintes preferências ou vantagens:

I. prioridade no reembolso de capital, sem prêmio;
II. pagamento de dividendos mínimos, não cumulativos, de 6% (seis por cento) ao ano, sobre o valor resultante da divisão do capital subscrito pelo número total de ações da Companhia.

Parágrafo Primeiro - Fica assegurado aos titulares de ações preferenciais, ano a ano, o direito de receber dividendo por ação, correspondente a 3% (três por cento) do valor do patrimônio líquido da ação, segundo o último balanço aprovado, sempre que o dividendo estabelecido segundo este critério for superior ao dividendo calculado segundo o critério estabelecido no caput deste artigo.

Parágrafo Segundo - As ações preferenciais adquirirão direito a voto se a Companhia, por um prazo de 03 (três) anos consecutivos, deixar de pagar os dividendos mínimos a que fazem jus nos termos do caput deste artigo, direito esse que conservarão até o pagamento, se tais dividendos não forem cumulativos, ou até que sejam pagos os cumulativos em atraso, tudo na forma do § 1º do artigo 111 da Lei nº 6.404/76.

Art. 11 - As ações da Companhia serão escriturais, sendo mantidas em conta de depósito, em instituição financeira, em nome de seus titulares, sem emissão de certificados. A instituição depositária poderá cobrar dos acionistas o custo do serviço de transferência de suas ações, nos termos do disposto no artigo 35, §3º da Lei 6.404/76.

CAPÍTULO III
DA ASSEMBLÉIA GERAL

Art. 12 - A Assembléia Geral é o órgão superior da Companhia, com poderes para deliberar sobre todos os negócios relativos ao objeto social e tomar as providências que julgar convenientes à defesa e ao desenvolvimento da Companhia.

COMPETÊNCIA PRIVATIVA

Art. 13 – Compete privativamente à Assembléia Geral:

I. reformar o Estatuto Social;
II. autorizar a emissão de debêntures e de debêntures conversíveis em ações ou vendê-las, se em tesouraria, bem como autorizar a venda de debêntures conversíveis em ações de sua titularidade de emissão de empresas controladas, podendo delegar ao Conselho de Administração a deliberação sobre a época e as condições de vencimento, amortização ou resgate, a época e as condições de pagamento dos juros, da participação nos lucros e de prêmio de reembolso, se houver, e o modo de subscrição ou colocação, bem como o tipo de debêntures;
III. deliberar sobre a avaliação de bens com que o acionista concorrer para a formação do capital social;
IV. deliberar sobre transformação, fusão, incorporação e cisão da Companhia, sua dissolução e liquidação, eleger e destituir liquidantes e julgar-lhes as contas;
V. autorizar a prestação de garantias pela Companhia a obrigações de terceiros, nestes não incluídas as sociedades controladas;
VI. suspender o exercício dos direitos do acionista que deixar de cumprir obrigações impostas pela lei ou pelo Estatuto;
VII. eleger ou destituir, a qualquer tempo, os membros do Conselho de Administração e os membros do Conselho Fiscal;
VIII. fixar a remuneração global ou individual dos membros do Conselho de Administração, da Diretoria e do Conselho Fiscal;
IX. tomar, anualmente, as contas dos administradores e deliberar sobre as demonstrações financeiras por eles apresentadas;
X. deliberar sobre promoção de ação de responsabilidade civil a ser movida pela Companhia contra os administradores, pelos prejuízos causados ao seu patrimônio, na conformidade do disposto no art. 159 da Lei das S/A;
XI. autorizar a alienação, no todo ou em parte, das ações de sociedade sob o seu controle;

XII. deliberar sobre o aumento do capital social por subscrição de novas ações, na hipótese do parágrafo único do art. 6.º e quando o limite do capital autorizado encontrar-se esgotado;
XIII. deliberar sobre a emissão de quaisquer outros títulos ou valores mobiliários, no País ou no exterior, notadamente sobre emissão de ações e bônus de subscrição, observadas as disposições legais e estatutárias;
XIV. autorizar a permuta de ações ou outros valores mobiliários;
XV. aprovar previamente a celebração de quaisquer contratos com prazo superior a 12 (doze) meses entre a Companhia ou suas controladas, de um lado, e o acionista controlador ou sociedades controladas, coligadas, sujeitas a controle comum ou controladoras deste último, ou que de outra forma constituam partes relacionadas à Companhia, de outra parte, salvo quando os contratos obedecerem a cláusulas uniformes.

Parágrafo Único - Sem prejuízo do disposto no § 1º do art. 115 da Lei nº 6.404/76, os titulares de ações preferenciais terão direito a voto nas deliberações assembleares referidas no inciso XV deste artigo, assim como naquelas referentes à alteração ou revogação dos seguintes dispositivos estatutários:

I. inciso XV do art. 13;
II. parágrafo único do art. 14; e
III. art. 43.

Art. 14 - A Assembléia Geral será convocada pelo Conselho de Administração, cabendo ao Presidente consubstanciar o respectivo ato, podendo ser convocada na forma prevista no parágrafo único do art. 123 da Lei nº 6.404/76.

Parágrafo Único - Nas hipóteses do art. 136 da Lei nº 6.404/76, a primeira convocação da Assembléia Geral será feita com 30 (trinta) dias de antecedência, no mínimo, e com antecedência mínima de 08 (oito) dias, em segunda convocação.

Art. 15 - A Assembléia Geral será instalada pelo Presidente da Companhia ou por um procurador expressamente por ele designado, com poderes específicos, que procederá à eleição da mesa diretora, composta de um presidente e um secretário, escolhidos dentre os acionistas presentes.

Parágrafo Único - Para fins de comprovação da condição de acionista, será observado o que dispõe o artigo 126 da Lei 6.404/76, sendo que aqueles detentores de ações escriturais ou em custódia deverão depositar, até 02 (dois) dias úteis anteriores a reunião assemblear, na sede da Companhia, além do documento de identidade e o respectivo instrumento de mandato, quando necessário, o comprovante/extrato expedido pela instituição financeira depositária, este emitido, pelo menos, 05 (cinco) dias úteis antes da reunião assemblear.

Art. 16 - Dos trabalhos e deliberações da Assembléia Geral será lavrada ata, assinada pelos membros da mesa e pelos acionistas presentes, que representem, no mínimo, a maioria necessária para as deliberações tomadas.

Parágrafo 1º - A ata será lavrada na forma de sumário dos fatos, inclusive dissidências e protestos.

Parágrafo 2º - Salvo deliberação em contrário da Assembléia, as atas serão publicadas com omissão das assinaturas dos acionistas.

Art. 17 - Anualmente, nos quatro primeiros meses subseqüentes ao término do exercício social, a Assembléia Geral se reunirá, ordinariamente, para:

I. tomar as contas dos administradores; examinar, discutir e votar as demonstrações financeiras;
II. deliberar sobre a destinação do lucro líquido do exercício e a distribuição de dividendos; e
III. eleger os membros do Conselho Fiscal e, quando for o caso, os membros do Conselho de Administração.

Art. 18 - A Assembléia Geral se reunirá, extraordinariamente, sempre que os interesses da Companhia o exigirem.

CAPÍTULO IV
DA ADMINISTRAÇÃO DA COMPANHIA

     SEÇÃO I
NORMAS GERAIS

Art. 19 - A Administração da Companhia é exercida pelo Conselho de Administração e pela Diretoria.

Parágrafo 1º - O Conselho de Administração, órgão de deliberação colegiada, exerce a administração superior da Companhia.

Parágrafo 2º - A Diretoria é o órgão de representação e executivo de administração da Companhia, atuando cada um de seus membros segundo a respectiva competência.

Parágrafo 3º - As atribuições e poderes conferidos por lei a cada um dos órgãos da administração não podem ser outorgados a outro órgão.

Art. 20 - Os administradores tomam posse mediante termos lavrados no Livro de Atas das Reuniões do Conselho de Administração ou da Diretoria, conforme o caso.

Art. 21 - Os administradores da Companhia deverão aderir ao Manual de “Política de Divulgação e Uso de Informações e de Negociações de Valores Mobiliários”, mediante Termo de Adesão.

Art. 22 - É de 3 (três) anos o mandato dos administradores, permitida a reeleição.

Parágrafo Único – Os mandatos dos administradores reputam-se prorrogados até a posse de seus sucessores eleitos.

SEÇÃO II
DO CONSELHO DE ADMINISTRAÇÃO

Art. 23 – Além das atribuições previstas em lei, compete ao Conselho de Administração:

I. aprovar o orçamento anual da Companhia, bem como das sociedades por ela controladas, além do plano de metas e de estratégia de negócios previsto para o período de vigência do orçamento;
II. deliberar sobre o aumento do capital da Companhia até o limite do capital autorizado, na forma do artigo 6.º deste Estatuto;
III. autorizar a emissão de notas promissórias comerciais para subscrição pública (“commercial papers”);
IV. resolver, quando delegado pela Assembléia Geral, sobre as condições de emissão de debêntures, conforme disposto no § 1º do artigo 59 da Lei nº 6.404/76;
V. autorizar a venda de debêntures, inclusive conversíveis em ações, de emissão da Companhia que estejam em tesouraria;
VI. autorizar a aquisição de ações de emissão da Companhia, para efeito de cancelamento ou permanência em tesouraria e posterior alienação;
VII. aprovar a participação ou alienação da participação da Companhia no capital de outras sociedades, salvo a hipótese prevista no inciso XI do artigo 13 deste Estatuto;
VIII. autorizar a permuta de ações ou de outros valores mobiliários conversíveis em ações de emissão de sociedades controladas;
IX. autorizar a alienação ou oneração de quaisquer bens imóveis da Companhia e de outros bens integrantes do ativo permanente cujo valor contábil individual seja superior a R$ 100.000,00 (cem mil reais), ficando certo que a Diretoria da Companhia poderá deliberar sobre as operações aqui mencionadas até o limite de R$ 1.200.000,00 (um milhão e duzentos mil reais) anuais;
X. aprovar previamente a celebração de quaisquer contratos de curto prazo, com vigência igual ou inferior a 12 (doze) meses, entre a Companhia ou suas controladas de um lado, e o acionista controlador ou sociedades controladas, coligadas, sujeitas a controle comum ou controladoras deste último, ou que de outra forma constituam partes relacionadas à Companhia;
XI. autorizar a aquisição de bens para o ativo permanente cujo valor individual seja superior a 2% (dois por cento) do patrimônio líquido da Companhia, apurado no último Balanço anual;
XII. autorizar a renúncia a direitos de subscrição de ações, debêntures conversíveis em ações ou bônus de subscrição de emissão de sociedades controladas;
XIII. autorizar a prestação de garantias reais ou fidejussórias pela Companhia em favor de terceiros ou de sociedade controlada;
XIV. autorizar a prática de atos gratuitos, em benefício dos empregados ou da comunidade, tendo em vista as responsabilidades sociais da Companhia, sendo que a prestação de fianças para empregados no caso de transferências e/ou remanejamentos interestaduais e/ou intermunicipais não configura matéria que dependa de prévia aprovação do Conselho de Administração;

XV. aprovar a contratação de empréstimos, financiamentos, arrendamento mercantil e emissão de notas promissórias cujo valor individual seja superior a 2% (dois por cento) do patrimônio líquido da Companhia, bem como das sociedades por ela controladas;
XVI. autorizar investimentos em novos negócios ou a criação de subsidiária;
XVII. deliberar sobre a aprovação de programa de "Depositary Receipts" de emissão da Companhia;
XVIII. submeter à aprovação da Assembléia Geral a realização de qualquer negócio ou operação que se inclua entre os mencionados no inciso XV do artigo 13 deste estatuto;
XIX. autorizar a Companhia, bem como suas coligadas e controladas, a celebrar, alterar ou rescindir Acordos de Acionistas;
XX. aprovar a política de previdência complementar da Companhia e os acordos coletivos;
XXI. aprovar o Regimento Interno do Conselho de Administração;
XXII. aprovar a proposta da Diretoria com relação ao Regimento da Companhia com a respectiva estrutura organizacional, inclusive a competência e atribuição específicas dos Diretores da Companhia;
XXIII. ratear o montante global da remuneração, fixado pela Assembléia Geral, entre os Conselheiros e Diretores da Companhia, fixando-lhes a remuneração individual;
XXIV. estabelecer diretrizes para o exercício do direito de voto pelos representantes da Companhia nas Assembléias Gerais de suas controladas ou coligadas;
XXV. eleger e destituir, a qualquer tempo, os Diretores da Companhia, inclusive o Presidente, fixando-lhes as atribuições específicas, observadas as disposições deste estatuto, bem como aprovar a criação de novos cargos na Diretoria, conforme o caso, a atribuição de novas funções aos Diretores e qualquer alteração na composição e nas atribuições dos membros da Diretoria;
XXVI. indicar os representantes da Companhia na administração das sociedades de que participe;
XXVII. executar outras atividades que lhe sejam delegadas pela Assembléia Geral;
XXVIII. aprovar a contratação de auditores externos da Companhia; e
XXIX. Resolver os casos omissos neste Estatuto e exercer outras atribuições que a Lei ou este Estatuto não confiram a outro Órgão da Companhia.

Art. 24 - O Conselho de Administração é composto de 03 (três) a 05 (cinco) membros efetivos, dentre eles, o Presidente.

Art. 25 - Os membros do Conselho de Administração são eleitos pela Assembléia Geral que escolhe, dentre eles, o Presidente do Conselho.

Parágrafo 1º - O Conselheiro deve ter reputação ilibada, não podendo ser eleito, salvo dispensa da Assembléia Geral, aquele que: (I) ocupar cargos em sociedades que possam ser consideradas concorrentes da Companhia; (II) tiver ou representar interesse conflitante com a Companhia. Não poderá ser exercido o direito de voto pelo Conselheiro, caso se configurem, supervenientemente, os mesmos fatores de impedimento.

Parágrafo 2º - É vedado, na forma do artigo 115 , § 1º da Lei 6.404/76, o direito de voto, na eleição dos membros do Conselho de Administração , em circunstâncias que configurem conflito de interesse com a Companhia.

Parágrafo 3º - O Conselheiro não poderá ter acesso a informações ou participar de Reunião do Conselho de Administração, relacionadas a assuntos sobre os quais tenha ou represente interesse conflitante com a Companhia.

Parágrafo 4º - No caso de vacância de cargo de Conselheiro efetivo, os Conselheiros remanescentes nomearão, entre eles, um substituto que servirá até a primeira Assembléia Geral.

Art. 26 - O Conselho de Administração se reúne ordinariamente uma vez por trimestre e extraordinariamente mediante convocação feita por seu Presidente ou por 2 (dois) Conselheiros, lavrando-se ata das reuniões.

Parágrafo 1º – As convocações se fazem por carta, telegrama ou fax entregues com a antecedência mínima de 07 (sete) dias, salvo nas hipóteses de manifesta urgência, a critério exclusivo do Presidente do Conselho de Administração, devendo a comunicação conter a ordem do dia.

Parágrafo 2º - Os membros do Conselho de Administração poderão participar das reuniões por meio de áudio-vídeo-conferência.

Art. 27 - O Conselho de Administração delibera por maioria de votos, presente a maioria de seus membros, cabendo ao Presidente do Conselho, quando for o caso, baixar os atos que consubstanciem essas deliberações.

Parágrafo Único - Em qualquer hipótese das reuniões do Conselho de Administração serão lavradas atas e assinadas pelos presentes.

     SEÇÃO III
DA DIRETORIA

Art. 28 – A Diretoria será composta por no mínimo 2 (dois) e no máximo 8 (oito) membros, acionistas ou não, os quais terão as seguintes designações: I – Diretor Presidente; II –Diretor Financeiro; III – Diretor Comercial; IV – Diretor de Suprimentos; V – Diretor de Recursos Humanos; VI – Diretor Jurídico; VII – Diretor Regional Sul; VIII – Diretor Regional Nordeste. Todos os Diretores serão eleitos pelo Conselho de Administração e por ele destituíveis a qualquer tempo, tendo mandato de 3 (três) anos, permitida a reeleição. O Diretor Financeiro acumulará a função de Diretor de Relações com Investidores.

Parágrafo 1º – Ocorrendo vacância de cargo de Diretor, caberá ao Conselho de Administração eleger o novo Diretor ou designar o substituto, o qual completará o mandato do substituído.

Parágrafo 2º – Na hipótese de ausências ou impedimentos temporários de qualquer Diretor, o substituto será designado pelo Diretor Presidente ou, na sua impossibilidade, por decisão da maioria da Diretoria.

Art. 29 – Os Diretores representarão a Companhia perante terceiros e na prática de todos os atos que se relacionem com o objetivo da Companhia, de acordo com as suas respectivas competências e atribuições. A Diretoria administrará a Companhia obedecendo rigorosamente ao disposto neste Estatuto Social e na legislação aplicável, sendo vedado a seus integrantes, em conjunto ou isoladamente, a prática de atos estranhos aos objetivos sociais da Companhia.

Art. 30 – O Diretor Presidente é o responsável pela gestão e execução dos negócios sociais, tendo plenos poderes para praticar todos e quaisquer atos e assinar todos e quaisquer documentos em nome da Companhia, agindo isoladamente e observadas as limitações estabelecidas neste Estatuto Social e na lei.

Parágrafo 1º – Caberá ao Conselho de Administração estabelecer o limite de autoridade de cada um dos demais Diretores, fixando o valor dentro do qual os mesmos ficarão autorizados a praticar atos e assinar documentos em nome da Companhia.

Parágrafo 2º – Sem prejuízo do disposto no parágrafo primeiro deste artigo 30, qualquer um dos Diretores da Companhia poderá agir isoladamente em questões cujo valor não exceda a quantia de R$ 100.000,00 (cem mil Reais), bem como na representação da Companhia perante terceiros, inclusive órgãos públicos federais, estaduais e municipais.

Art. 31 – Observadas as disposições deste Estatuto Social, em especial aquelas constantes do artigo 30 supra, a Companhia será representada e será considerada validamente obrigada por ato ou assinatura: (I) de qualquer Diretor, agindo isoladamente, ou (II) de um procurador, investido de poderes específicos, na forma indicada no parágrafo único abaixo.

Parágrafo Único – Os instrumentos de mandato outorgados pela Companhia serão sempre assinados por um Diretor, agindo isoladamente e observados os respectivos limites de autoridade de aludido Diretor. As procurações deverão especificar os poderes conferidos e, com exceção daquelas outorgadas para fins judiciais, terão prazo máximo de 1 (um) ano. O substabelecimento das procurações “ad-negotia” é vedado.”.

Art. 32 - Além dos casos de morte, renúncia, destituição e outros previstos em lei, dar-se-á a vacância do cargo quando o administrador deixar de assinar o termo de investidura no prazo de 30 (trinta) dias de eleição ou deixar o exercício da função por mais de 30 (trinta) dias consecutivos ou 90 (noventa) intercalados durante o prazo do mandato, tudo sem justa causa, a juízo do Conselho de Administração.

Parágrafo 1º - Ocorrendo a vacância de cargo de conselheiro, a substituição se fará segundo o disposto no parágrafo quarto do art. 25 deste Estatuto, até a realização da primeira Assembléia que eleger o novo titular para completar o mandato em curso.

Parágrafo 2º - No caso de vacância de 2/3 (dois terços) dos cargos do Conselho de Administração, os membros remanescentes convocarão imediatamente a Assembléia Geral.

Parágrafo 3º - No caso de vacância de cargo da Diretoria, o Conselho promoverá a eleição do substituto para completar o mandato do substituído.

Parágrafo 4º - A renúncia ao cargo de administrador é feita mediante comunicação escrita ao órgão a que o renunciante integrar, tornando-se eficaz, a partir desse momento, perante a Companhia e, perante terceiros, após o arquivamento do documento de renúncia no registro do comércio e sua publicação.

     CAPÍTULO V
CONSELHO FISCAL

Art. 33 - O Conselho Fiscal é o órgão de fiscalização da administração da Companhia, devendo funcionar permanentemente.

Art. 34 - O Conselho Fiscal será composto de 3 (três) a 5 (cinco) membros efetivos e igual número de suplentes.

Parágrafo 1º - O mandato dos membros do Conselho Fiscal termina na primeira Assembléia Geral Ordinária subsequente à respectiva eleição, permitida a reeleição, permanecendo os Conselheiros nos cargos até a posse de seus sucessores.

Parágrafo 2º - Os membros do Conselho Fiscal, em sua primeira reunião, elegerão o seu Presidente, a quem caberá dar cumprimento às deliberações do órgão.

Parágrafo 3º - O Conselho Fiscal poderá solicitar à Companhia a designação de pessoal qualificado para secretariá-lo e prestar-lhe apoio técnico.

Parágrafo 4º - Aplica-se aos membros do Conselho Fiscal o disposto no artigo 21 deste Estatuto.

Art. 35 - O Conselho Fiscal se reunirá, ordinariamente, uma vez por trimestre e, extraordinariamente, quando necessário.

Parágrafo 1º - As reuniões são convocadas pelo Presidente do Conselho Fiscal ou por 2 (dois) membros do Conselho Fiscal.

Parágrafo 2º - O Conselho se manifesta por maioria de votos, presente a maioria dos seus membros.

Art. 36 - Os membros do Conselho Fiscal serão substituídos, em suas faltas ou impedimentos, pelo respectivo suplente.

Art. 37 - Além dos casos de morte, renúncia, destituição e outros previstos em lei, dar-se-á a vacância do cargo quando o membro do Conselho Fiscal deixar de comparecer, sem justa causa, a 2 (duas) reuniões consecutivas ou 3 (três) intercaladas, no exercício anual.

Parágrafo 1º - Ocorrendo a vacância do cargo de membro do Conselho, a substituição se fará na forma do disposto no art. 36 deste Estatuto.

Parágrafo 2º - Vagando mais da metade dos cargos e não havendo suplentes a convocar, a Assembléia Geral será convocada para eleger os seus substitutos.

Art. 38 - A remuneração dos membros do Conselho Fiscal será fixada pela Assembléia Geral Ordinária que os eleger, e não poderá ser inferior, para cada membro em exercício, a um décimo da que, em média, for atribuída a cada membro da Diretoria, não computada a participação nos lucros.

Parágrafo Único - O suplente em exercício fará jus à remuneração do efetivo, no período em que ocorrer a substituição, contado mês a mês.

CAPÍTULO VI
DO EXERCÍCIO SOCIAL E DAS DEMONSTRAÇÕES FINANCEIRAS

Art. 39 - O exercício social terá a duração de um ano, iniciando-se a 1º (primeiro) de janeiro de cada ano e terminando no último dia do mês de dezembro.

Art. 40 - Juntamente com as demonstrações financeiras, os órgãos da administração da Companhia apresentarão à Assembléia Geral Ordinária proposta sobre a participação dos empregados nos lucros e sobre a destinação do lucro líquido do exercício.

Parágrafo 1º - Os lucros líquidos terão a seguinte destinação:

I) 5% (cinco por cento) para a reserva legal, até atingir 20% (vinte por cento) do capital social integralizado;
II) 25% (vinte e cinco por cento) do lucro líquido ajustado na forma dos incisos II e III do art. 202 da Lei nº 6.404/76 serão obrigatoriamente distribuídos como dividendo mínimo obrigatório a todos os acionistas, respeitado o disposto no artigo seguinte, sendo este valor aumentado até o montante necessário para o pagamento do dividendo prioritário das ações preferenciais.

Parágrafo 2º -. O saldo do lucro líquido não alocado ao pagamento do dividendo mínimo obrigatório ou ao dividendo prioritário das ações preferenciais será destinado a uma reserva suplementar para expansão dos negócios sociais, que não poderá ultrapassar 80% (oitenta por cento) do capital social. Atingido este limite, caberá à Assembléia Geral deliberar sobre o saldo, procedendo a sua distribuição aos acionistas ou ao aumento do capital social.

Art. 41 - O valor correspondente ao dividendo mínimo obrigatório será destinado prioritariamente ao pagamento do dividendo prioritário das ações preferenciais até o limite da preferência; a seguir, serão pagos aos titulares de ações ordinárias, até o mesmo limite das ações preferenciais; o saldo, se houver, será rateado por todas as ações, em igualdade de condições.

Parágrafo 1º - Os órgãos da administração poderão pagar ou creditar juros sobre o capital próprio nos termos do parágrafo 7º do artigo 9º da Lei 9.249/95, de 26/12/95 e legislação e regulamentação pertinentes, os quais poderão ser imputados aos dividendos obrigatórios de que trata o artigo 202, da Lei 6.404/76, mesmo quando incluídos no dividendo mínimo das ações preferenciais.

Parágrafo 2º - Os dividendos não reclamados no prazo de 3 (três) anos reverterão em favor da Companhia.

CAPÍTULO VII
DA LIQUIDAÇÃO DA COMPANHIA

Art. 42 - A companhia entrará em liquidação nos casos previstos em lei, ou por deliberação da Assembléia Geral, que estabelecerá a forma da liquidação, elegerá o liqüidante e instalará o Conselho Fiscal, para o período da liquidação, elegendo seus membros e fixando-lhes as respectivas remunerações.

CAPÍTULO VIII
DISPOSIÇÕES GERAIS E TRANSITÓRIAS

Art. 43 - A aprovação, pela Companhia, através de seus representantes, de operações de fusão, cisão, incorporação ou dissolução de suas controladas será precedida de análise econômico-financeira por empresa independente, de renome internacional, confirmando estar sendo dado tratamento equitativo a todas as sociedades interessadas, cujos acionistas terão amplo acesso ao relatório da citada análise.